Exhibit 99.1
COOPERATION AND MARKETING AGREEMENT
between Karl Beese (GmbH & Co.), Barsbüttel (henceforth “Beese”)
and Sangui GmbH, Witten (henceforth “Sangui”)

Preamble

Sangui has developed a chitosan based wound pad (Chitoskin). Beese has already established processes to sterilize and package such wound pads on behalf of Sangui. Beese is interested in marketing the Chitoskin product. The parties agree that these wound pads have unique properties which significantly differentiate them from other existing wound pads. Related patents have been applied for on an international level.

The parties aim at a long term cooperation in order to market and distribute Chitoskin to the best benefit of either party. Parties agree that a test phase of several months will be necessary in order to arrive at a better understanding of the market perception of such products. The results of this launch phase may eventually necessitate modifications to this agreement and that they will jointly agree, sign and execute such modifications. In case of a successful market launch the present agreement shall be deemed fixed for the duration as below.

This having said, the parties agree on the following items:

1.  Beese is granted the exclusive distribution rights for Europe.

2.  Beese will do its best in marketing the product.

3.  The duration of the agreement is five years from the date of signing.

4.  Beese may use regional subcontractors, but only one subcontractor per region. The choice of subcontractors will be made in mutual understanding between Sangui and Beese. It is being agreed that the company Biologiq of Appeldoorn, The Netherlands, will be offered the status of subcontractor for the Benelux countries.

5.  Subcontractors will be treated like Beese itself as far as terms of delivery are concerned. Any cooperation will adopt the “open books” principle.

6.  Beese will make sure that Sangui is adequately presented as inventor of the wound pads.

7.  Sangui will provide Chitoskin wound pads exclusively to Beese.

8.  Sangui will support the Beese marketing intellectually.

9.   [§ 9 stipulates details about product sizes, qualities and prices. These details are trade secrets.]

10.  Sangui will refer all potential customers to Beese.

11.  As far as customers or potential customers outside Europe are concerned, subcontractorships will be agreed upon on an individual basis.

12.  For deliveries on orders of new product batches there will be a delay of approximately two months.

13.  Orders placed by Beese will be binding. Payments will be due on receipt of products and receipt of a legally valid declaration of conformity for the respective delivery. Beese will support Sangui with regard to prefinancing of manufacturing if needed.

14.  Beese and Sangui will support each other in all due respects, in particular regarding further development and optimisation.

15.  This agreement covers civilian customers; if either party will prepare business relationships with military purchasers, terms and particularities regarding specification and pricing will be negotiated separately.

16.  Sangui will provide Beese with personal support and the presentation of duplicates all documents needed to enable Beese to obtain complete authorization for Chitoskin.

April 14, 2005

/s/ Hubertus Schmelz                                                                                   /s/ Karl Beese
____________________                                                                         ____________________
Hubertus Schmelz, Managing Director                                                    Karl Beese
Sangui GmbH                                                                                                Karl Beese GmbH & Co.